UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 16, 2010

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

   See Item 2.01 below.

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 16, 2010, Trans Energy, Inc. (the “Company”), together with its wholly owned subsidiary Prima Oil Company, Inc. (collectively the “Sellers”), entered into a Purchase and Sale Agreement (the “Agreement”) with Republic Energy Ventures, LLC, a Delaware limited liability company (“Republic”).  Pursuant to the terms of the Agreement, the Sellers agreed to sell to Republic certain properties and related royalty and other interests in certain oil, gas and mineral leases.

Under the terms of the Agreement, the Sellers sold to Republic a 50% interest in certain HBP Marion County, West Virginia acreage.  The total acreage consists of 2,539.25 acres, of which 284 acres are subject to pooling provisions, and 2,545.25 acres of undeveloped leases and 189.56 acres of other mineral leases.  For the 50% interest, Republic paid the Company $5,500 per net acre.  Republic required that all the Marion HBP leases have pooling provision included, but because it was not possible to secure the necessary pooling amendments prior to the closing, Republic withheld 20% of the proceeds of the sale until the pooling provisions are secured.  Accordingly, the total purchase price paid by Republic, less the 20% holdback, was $13,263,284.

The Sellers also sold to Republic a 50% interest in 2,613.28 acres located in Tyler County for $4,000 per net acre.  Republic also withheld 20% of the purchase price on 1,325.97 acres not subject to pooling provisions as insurance that pooling provisions will be added to the leases.  The total purchase price paid by Republic, less the 20% holdback, was $4,696,164.

The Agreement further provided that Republic would purchase all overriding royalty interests previously reserved by the Company in a prior assignment of leasehold working interests in Wetzel County, West Virginia under a Farm-Out and Area of Joint Development Agreement with Republic entered in April 2007.  The purchase price paid by Republic was $9,000,000.  As a result of this transaction, both the Company and Republic now have the same net royalty interest in the Wetzel County property.

The Agreement also provided for the Sellers to assign to Republic certain production purchase or sale agreements, net profits agreements, farm out agreements , operating agreements, poling and other agreements relating to properties being sold.  Republic also receive an undivided 50% interest in all of Sellers’ surface interests, rights-of-way, easements, leases, permits, licenses and other similar rights and interests in connection with the properties being sold.

The total purchase price for the above properties was $26,959,448.  Republic paid to the Company at the closing $23,500,000 in cash and the balance of $3,459,448 was deemed a drilling credit.  The Company will apply $15,000,000 of the cash proceeds to reduce its credit facility with CIT Capital USA Inc. and retain approximately $5,000,000.

The balance of the proceeds of $3,500,000 was used to satisfy a certain option agreement with Sancho Oil and Gas Corporation.  Previously, the Company acquired an option to purchase from Sancho 2,613.28 net acres located in Tyler County, West Virginia.  Under the terms of the Agreement, Republic agreed to pay to Sancho at the closing $3,500,000 to acquire the acreage and satisfy the option.  It should be noted that Loren E. Bagley, a director of the Company, is the President of Sancho Oil & Gas.

   An additional contingency to the Agreement relates to a certain option held by the Company to purchase 1,037.42 net acres from Sancho for the purchase price of $3,681,660.  At the present time Trans Energy does not have the cash to purchase this acreage.  However, Republic desired to add this acreage to their base and wanted to include it in our Joint Operating Agreement.  The Company intends to purchase the acreage once adequate financing is in place, which management anticipates will be later this year or early 2011.

The Agreement contains various representations and warranties and other provisions common to such transactions.  The parties also executed additional agreements as necessary in order to perfect the conveyances of the properties, rights and interests.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01                 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.                           Description

10.1           Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 22, 2010	TRANS ENERGY, INC.

By: /s/ JOHN G. CORP
John G. Corp
President